Exhibit 3.140

CERTIFICATE OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
NEXTEL SOUTH CORP.

The present name of the corporation is Nextel South Corp. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Georgia on February 3, 1993 under the name of Transit Communication Corporation, and the most recent amendment was filed on December 4, 1997. This Amended and Restated Articles of Incorporation was duly proposed by the Board of Directors and adopted by the sole stockholder of the corporation in accordance with (a) the Articles of Incorporation as they existed prior to this amended and restated Articles of Incorporation, (b) the bylaws of the corporation, and (c) Sections 14-2-1003 and 14-2-1007 of the Georgia Business Corporation Code to be effective upon the filing of this Certificate of Amended and Restated Articles of incorporation with the Georgia Secretary of State.

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
NEXTEL SOUTH CORP.

ARTICLE I: The name of the corporation is Nextel South Corp. (the “Corporation”).

ARTICLE II: The corporation shall have authority to issue 100 shares of stock, without par value.

ARTICLE III: The office of the registered agent of the corporation shall be at 100 Peachtree Street, Atlanta, GA 30303, in the county of Fulton.

ARTICLE IV: The mailing address of the principal office of the corporation is 6575 The Corners Parkway, Norcross, GA 30092, in the county of Gwinnett.

ARTICLE V: No director shall have any personal liability to the corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a director, except that this provision shall not eliminate or limit the liability of a director for (a) any appropriation, in violation of his duties, of and business opportunity of the corporation; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) liabilities of a director imposed by Section 14-2-832 of the Georgia Business Corporation Code; or (d) any transaction from which the director derived an improper personal benefit.

ARTICLE VI: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted by the Georgia Business Corporation Code or any other applicable laws as presently or hereafter in effect. No amendment, modification or repeal of this Article shall adversely affect any right or protection of a director, officer, employee or agent that exists at the time of such amendment, modification or repeal.

ARTICLE VII: Any issued and outstanding shares of stock of the Corporation which are repurchased by the Corporation shall become treasury shares which shall be held in treasury by the Corporation until resold or retired and cancelled in the discretion of the Board of Directors. Any treasury shares which are retired and cancelled shall constitute authorized but unissued shares.

ARTICLE VIII: Any action required by law or by the Articles of Incorporation or by-laws of the corporation to be taken at a meeting of the shareholders of the corporation and any action which may be taken at a meeting of the shareholders may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. No such written consent shall be effective unless the consenting shareholder has been furnished the same material that would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders, or unless the consent includes an express waiver of the right to receive the material. Notice of such action without a meeting by less than unanimous written consent shall be give within ten (10) days of the taking of such action to those shareholders of record on the date when the written consent is first executed arid whose shares were not represented on the written consent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amended and Restated Articles of Incorporation as of the 15th day of March, 1999.

[Corporate Seal]

/s/ Thomas J. Sidman
Thomas J. Sidman, Vice President

Witness:

/s/ Ried Zulager
Ried Zulager, Secretary

STATE OF GEORGIA
CERTIFICATE OF MERGER OF FOREIGN
CORPORATION INTO A DOMESTIC CORPORATION

Pursuant to the Official Code of Georgia Annotated Section to 14-2-1105, the undersigned incorporation executed the following Certificate of Merger:

FIRST:  The name of each corporation to this merger is Nextel License Holdings 1, Inc. (“Nextel Holdings 1”), a Delaware corporation, Nextel License Holdings 3, Inc. (“Nextel Holdings 3”), a Delaware corporation, (the “Non-Surviving Corporations”) and Nextel South Corp. (“Nextel”), a Georgia corporation (the “Surviving Corporation”).

SECOND:  The certificate of Incorporation of the Surviving Corporation shall be its Certificate of Corporation.

THIRD:  The Agreement and Plan of Merger is on file at the Surviving Corporation’s principal place of business at 6200 Sprint Parkway, Overland Park, Kansas 66251.

FOURTH:  The merger is to become effective on December 31, 2014.

FIFTH:  A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

SIXTH:  Shareholder approval is not required because both Non-Surviving Corporations are wholly-owned subsidiaries of the Surviving Corporation.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 16th day of December, 2014.

By:	/s/ Timothy P. O’Grady
Authorized Officer

Name:	Timothy P. O’Grady

Title:	Vice President and Secretary

STATE OF GEORGIA
CERTIFICATE OF MERGER OF FOREIGN
CORPORATION INTO A DOMESTIC CORPORATION

Pursuant to the Official Code of Georgia Annotated Section to 14-2-1105, the undersigned corporation executed the following Certificate of Merger:

FIRST:  The name of each corporation to this merger is Nextel License Holdings 1, Inc. (“Nextel Holdings 1”), a Delaware corporation, Nextel License Holdings 3, Inc. (“Nextel Holdings 3”), a Delaware corporation, (the “Non-Surviving Corporations”) and Nextel South Corp. (“Nextel”), a Georgia corporation (the “Surviving Corporation”).

SECOND:  The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

THIRD:  The executed Agreement and Plan of Merger is on file at the Surviving Corporation’s principal place of business at 6200 Sprint Parkway, Overland Park, Kansas 66251.

FOURTH:  A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

FIFTH:  The Agreement, and Plan of Merger was duly: adopted by the Board of Directors of the Surviving Corporation and Non-Surviving Corporations.

SIXTH:  Stockholder approval is not required because both Non-Surviving. Corporations are wholly-owned subsidiaries of the Surviving Corporation.

SEVENTH:  The merger is to become effective on December 31, 2014.

EIGHTH:  A request for publication of a Notice of Merger, a Notice of Merger and a publishing fee of $40.00 have been mailed to an authorized newspaper as required by Section 14-2-1105.1 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, said Surviving Corporation has caused this certificate to be signed by an authorized officer, the 17th day of December, 2014.

By:	/s/ Timothy P. O’Grady
Authorized Officer

Name:	Timothy P. O’Grady

Title:	Vice President and Secretary